Exhibit 10.13

EXOPACK HOLDING CORP.

January 10, 2006

Jack Knott

73 Brinker Road

Barrington, IL 60010

Dear Jack:

This letter sets forth the terms and conditions of your employment as Chief Executive Officer of Exopack Holding Corp. (the “Company”). This letter is intended to supersede and replace the July 13, 2005 letter setting forth the previous terms and conditions applicable to your employment by Cello-Foil Holding Corp., and any and all prior or subsequent agreements, arrangements and understandings regarding the subject matter of this letter.

You will continue as an employee of Exopack, LLC (“Exopack”), and will receive your compensation and benefits from Exopack while you hold the title of Chief Executive Officer of the Company.

Your current annual base compensation is $420,000, which is payable in periodic installments in accordance with Exopack’s customary practices. If you remain employed by the Company through the date of a “Change in Control”, as defined in Exhibit A to this letter, then you will also be entitled to receive a bonus upon such a Change in Control that produces a qualifying internal rate of return for stockholders, on the terms described in Exhibit A to this letter. Any payments owed to you in accordance with Exhibit A attached hereto will be in addition to any consideration you may receive in connection with a Change in Control as a result of stock options issued to you by CPG Finance, Inc.; you acknowledge and agree that such options, and the payments contemplated in Exhibit A, are in lieu of any and all payments contemplated under Exhibit A of the July 13, 2005 letter.

You will continue to be eligible to participate in Exopack’s vacation policy and health-and-welfare benefit programs applicable to senior executive employees of Exopack.

Your employment continues to be at-will for an indefinite period and is terminable at the will of either Exopack or you, with or without cause at any time, subject only to such limitations as may be imposed by law.

Jack, please indicate your acceptance of these revised terms and conditions by executing the enclosed copy of the letter and returning it to me at your earliest convenience.

Sincerely,

/s/ Bud Terry
Bud Terry
Vice President

Acknowledged and Agreed:

/s/ Jack Knott
Jack Knott

Exhibit A

Change-in-Control Bonus Opportunity

In the event of a Change in Control (as defined below), Jack Knott (the “Employee”), should he remain employed by the Company through the date of such Change in Control, will receive a payment (the “Bonus Payment”) calculated as follows:

Internal Rate of Return	Bonus Payment
Less than 40%	$-0-
≥ 40% and < 50%	0.9% of Stockholder Proceeds
≥ 50% and < 60%	1.8% of Stockholder Proceeds
≥ 60% and < 70%	2.7% of Stockholder Proceeds
≥ 70% and < 80%	3.6% of Stockholder Proceeds
Greater than or equal to 80%	4.5% of Stockholder Proceeds

For purposes of this Exhibit A:

(i) “Change in Control” shall mean (i) any consolidation, merger or other transaction involving CPG Finance, Inc. (“CPG Finance”) as the party to such consolidation, merger or other transaction, in which CPG Finance is not the surviving entity (other than any such transaction for the purpose of changing the Company’s domicile or form of organization) or which results in the acquisition of all or substantially all of CPG Finance’s outstanding shares of Common Stock by a single person or entity or by a group of persons or entities acting in concert or (ii) any sale or other transfer or disposition of all or substantially all of CPG Finance’s assets (but excluding, however, for this purpose (A) any real estate “sale-lease back” transaction or (B) any transaction in which the consideration consists of less than 100% cash); provided, however, that the term “Change in Control” shall not include transactions either (x) with affiliates of CPG Finance or Sun Capital Partners, Inc. (“Sun”) (as determined by the Board of Directors in its sole discretion) or (y) pursuant to which more than fifty percent (50%) of the shares of voting stock of the surviving or acquiring entity is owned and/or controlled (by agreement or otherwise), directly or indirectly, by Sun or its affiliates; provided, further, that a transaction shall not constitute a Change in Control unless the transaction also constitutes a change in the ownership or effective control of the relevant entity, or in the ownership of a substantial portion of the relevant entity’s assets, within the meaning of Section 409A(a)(2)(A)(v) of the Code and the regulations or other published guidance (including Internal Revenue Service Notice 2005-1) promulgated thereunder.

(ii) “Internal Rate of Return” shall mean, as of any measurement date, the interest rate (compounded annually) which, when used as the discount rate to calculate the net present value as of the date hereof of the sum of (A) the aggregate amount of all Stockholder Proceeds and (B) the aggregate amount of all Stockholder Investments, causes such net present value to equal zero. For purposes of the net present value calculation, (w) Stockholder Proceeds shall be positive numbers, (x) Stockholder Investments shall be negative numbers, (y) the Stockholder Proceeds and Stockholder Investments shall be deemed to have been received or made on the first day of the month nearest to the actual date of such receipt or payment, and (z) “the aggregate amount of all Stockholder Proceeds” shall be net of (1) all fees and expenses of any kind whatsoever, including without limitation investment banking fees or management service fees paid or payable to, or reimbursement of expenses of, Sun or any of its affiliates and (2) all Bonus Payments paid or payable to the Employee hereunder.

(iii) “Stockholder Investments” shall mean all debt, guaranties of debt to the extent that the guaranty is called and drawn, equity (including, without limitation, the aggregate exercise

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price of all exercised options and warrants), and working capital infused by the stockholders of CPG into CPG and its subsidiaries.

(iv) “Stockholder Proceeds” shall mean the consideration received by the stockholders of CPG, solely in their capacities as such stockholders, in respect of the Stockholder Investments upon a Change in Control, with any equity securities composing all or any portion of such consideration being valued using the valuation methodology employed in the principal transaction agreement governing the Change in Control transaction or, if there is no such methodology, the average of the closing sale prices per share for the twenty (20) trading day period ending on the day immediately prior to the date of consummation of the Change in Control transaction.

(v) “Sun” shall mean Sun Exopack, LLC and any affiliate thereof.

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